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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       KIWI INTERNATIONAL AIR LINES, INC.



         Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, the undersigned Corporation adopts the following Restated Certificate of Incorporation:

         FIRST: The name of the corporation is KIWI International Air Lines, Inc. (the "Corporation").

         SECOND: The purposes for which the corporation is organized are to engage in: (i) the operation of an air transportation company, including without limitation, providing scheduled passenger service, cargo services and air charter services and all activities and undertakings related to the foregoing, consistent with the scope of applicable (if any) regulatory requirements imposed by federal, state or international authorities having jurisdiction over operations or property of the Corporation; and (ii) any activity within the purposes for which corporations may be organized under Title 14A, Corporations, General, of the New Jersey Statutes.

         THIRD: The address of the Corporation's registered office is 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018, and the name of the Corporation's registered agent at such address is G.
Robert Marcus.

         FOURTH: As of the effective date of the filing of this Restated Certificate of Incorporation, the aggregate number of shares which the
Corporation shall have authority to issue shall be eighty three million (83,000,000), which shall consist of (A) fifty million (50,000,000) shares of Common Stock without par value (the "Common Shares") consisting of (i) fifteen million (15,000,000) shares of Class A Common Stock, without par value; and (ii) thirty-five million (35,000,000) shares of Class C Common Stock, without par value; (B) twelve million (12,000,000) shares of Class A Convertible Preferred Stock, without par value (the "Class A Convertible Preferred Stock") and (C) twenty-one million (21,000,000) shares of stock which shall be without designation until further action by the Board of Directors, subject to the rights of the holders of Class A Convertible Preferred Stock under clause (i) of
Section 6 of the provisions of this Article Fourth setting forth the express terms of the Class A Convertible Stock, as follows: The division of authorized shares of such undesignated stock into class and series, the determination of the designation of the relative rights, preferences and limitations of such stock, and any such divisions and determinations, may be accomplished by an amendment to this Restated Certificate of Incorporation authorized and approved by the Board of Directors of the Corporation (without the requirement of shareholder approval or consent).

         The express terms of the Common Stock are as follows:

                  (a) The Class A Common Stock shall (i) be subordinate to the Class A Convertible Preferred Stock in the event of liquidation, but rank pari passu with the Class C Common Stock, and (ii) have dividend rights equal to those of the Class A Convertible Preferred Stock and the Class C Common Stock. Effective January 1, 1998 (the "Class A Common Conversion Date"), each share of Class A Common Stock shall be converted automatically into one share of Class C Common Stock, without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. On or after the Class A Common Conversion Date, the Corporation shall not issue or reissue shares of Class A Common Stock. Prior to the Class A Common Conversion Date, the Corporation shall reserve and keep available and free of preemptive rights out of its authorized but unissued Class C Common Stock, solely for the purpose of effecting the conversion of the Class A Common Stock, such number of its shares of Class C Common Stock as shall be sufficient to effect the



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         conversion of all  outstanding  shares of Class A Common Stock.  If the number of authorized but unissued shares of Class C Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Class A Common Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Class C Common Stock to such number of shares as shall be sufficient for such purpose. Promptly after the Class A Common Conversion Date, the Corporation shall promptly give written notice of such event to all holders of Common Stock formerly designated as Class A Common Stock. As soon as practicable after giving such notice, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of full Class C Common Shares issuable upon conversion of the Class A Common Stock to Class C Common Stock, together with any cash payment to be made in lieu of fractional shares, as provided below, in exchange for the certificates representing the Class A Common Stock converted pursuant to this paragraph, together with proper assignments of such certificates. No fractional shares of Class C Common Stock or scrip representing fractional shares shall be issued upon conversion of any of the Class A Common Stock. Instead, the Corporation shall pay cash in an amount equal to the fair market value of such fractional share at the time of such conversion, as determined in good faith by a majority of the Directors of the Board of Directors of the Corporation.

                  (b) The Class C Common Stock shall (i) be subordinate to the Class A Convertible Preferred Stock in the event of liquidation but rank pari passu with the Class A Common Stock and (ii) have dividend rights equal to those of the Class A Common Stock and the Class A Convertible Preferred Stock.

         Upon the filing in the Office of the Secretary of State of the State of New Jersey of this Restated Certificate of Incorporation, the shares of Class A Common Stock and Class C Common Stock then outstanding shall automatically without any further action on the part of the holders thereof, have the relative rights, preferences and limitations set forth above.

         The express terms of the Class A Convertible Preferred Stock are as follows:


          1. Dividends. The holders of record of Class A Convertible Preferred Stock shall be entitled to participate pari passu with the holders of Common Shares in any and all dividends or other distributions declared on the Common Shares, based on the number of Common Shares into which the Class A Convertible Preferred Stock could be converted on the record date for such dividend or, if no record date is established, the date on which such dividend is declared. Any such dividends or other distributions shall be paid at the same time as payment is made with respect to the Common Shares. The dividends will be received when, as and if declared by the Board of Directors out of funds legally available therefor.

          2. Redemption. (a) Corporation's Option to Redeem. At any time on or after August 1, 2002, provided that a public offering of Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act") in which the Company receives gross proceeds of at least $15,000,000 (a "Qualifying Public Offering") has not occurred, the Corporation may elect to redeem all of the Class A Convertible Preferred Stock at the Redemption Price (as defined in Section 2(e) hereof) by delivering a written notice of such election, which shall be irrevocable upon receipt thereof (a "Redemption Election") to the holder(s) of the Class A Convertible Preferred Stock.

                  (b) Shareholder's Option to Redeem. Provided that a Qualifying Public Offering has not occurred, at any time on or after August 1, 2001 or upon
(i) a Change of Control of the  Corporation,  (ii) a Material Sale  Transaction,
(iii) any proposed merger or  consolidation  of the Corporation  approved by the
Board of Directors of the Corporation, (iv) any proposed sale or other disposition of all or substantially all of the business or assets of the Corporation approved by the Board of Directors of the Corporation or (v) any voluntary or involuntary bankruptcy filing, liquidation, dissolution or winding up of the Corporation (or any proposal to take any such action described in this clause (v) which has been approved by the Board of Directors of the Corporation), the holders of record of the Class A Convertible Preferred Stock shall be entitled to have the Corporation redeem all of the Class A Convertible Preferred Stock at the Redemption Price. Such election shall be made by delivering a written notice of such election, which shall be irrevocable upon receipt thereof (a "Holder Redemption Election") to the Corporation

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provided that,  notwithstanding  the foregoing,  if the Redemption  Price is not paid in full on the Redemption Date (as defined in Section 2(c) hereof), as such Redemption Date may be postponed pursuant to Section 2(c) hereof, such Holder Redemption Election may be withdrawn by the holders of record of the Class A Convertible Preferred Stock by delivering a written notice of such withdrawal to the Corporation any time thereafter and prior to receipt of payment in full of the Redemption Price, together with all interest accrued thereon in accordance with Section 2(d) hereof. For purposes of this Section 2, "Change of Control" and "Material Sale Transaction" shall mean the following, respectively: (A) A Change of Control shall be deemed to have occurred at such time as: (x) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act") other than any REI Holder (as such term is defined in the Convertible Note Purchase and Option Agreement dated July 1, 1996 (the "Note Purchase Agreement") between the Corporation and Recovery Equity Investors II, L.P.) or any group of REI Holders or any of their transferees, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Corporation's outstanding voting securities (other than Class A Convertible Preferred Stock) ordinarily having the right to vote at elections of directors of the Corporation; or (y) individuals who constitute the Board of Directors as of the date hereof or would constitute Incumbent Directors as defined in the Corporation's 6% Convertible Unsecured Notes due March 15, 1997 (the "Convertible Notes") (each an "Incumbent Director") cease for any reason to constitute a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of Incumbent Directors then serving on the Board of Directors constituting at least a majority of the directors then comprising the Type Class (as described in Article Sixth below) to which such director was elected, shall be considered as though such person were an Incumbent Director; (B) A Material Sale Transaction shall be any transaction which has not been approved by at least a majority of the "Type Preferred Class" directors or "Preferred Directors" (as such terms are defined in Article Sixth below) then serving on the Board of Directors involving any sale, lease or other disposition by the Corporation of (xx) 25% or more of its aircraft fleet, or (yy) its operational rights at any airport (or group of airports within any twelve-month period) representing 25% or more of its gross revenues for the preceding 12 months. Any right of redemption arising from time to time pursuant to an event or occurrence under clause (i), (ii), (iii), (iv) or (v) of this Subsection 2(b) that is not exercised within sixty (60) days immediately following the date upon which at least a majority of the holders of record of Class A Convertible Preferred Stock shall have received from the Corporation written notice of such event or occurrence, shall automatically terminate without any further notice or action by the Corporation or its shareholders; provided, however that any such termination of such redemption right shall not impair or otherwise affect any right of redemption by the holders of record of the Class A Convertible Preferred Stock arising pursuant to any such subsequent event or occurrence or otherwise arising on or after August 1, 2001.

                  (c) Timing of Redemption. Any redemption effected pursuant to this Section 2 shall occur on the 60th day (or, if such day is not a business day, the next business day after the 60th day) after the date on which shareholders or the Corporation, as the case may be, receive the Redemption Election or the Holder Redemption Election (such date, the "Redemption Date"), provided, however, that the Redemption Date may be postponed for up to an additional 60 calendar days to permit the appraiser selected pursuant to Section 2(e) below to determine the fair market value of the Class A Convertible Preferred Stock. For purposes of this Section 2, "business day" means a business day in the City of New York.

                  (d) Late Interest. In the event that, on any Redemption Date, the funds of the Corporation are not legally available for the redemption of the Class A Convertible Preferred Stock being redeemed, such funds which are legally available therefor shall be applied to the redemption of such Class A Convertible Preferred Stock on a pro rata basis from the holders of the Class A Convertible Preferred Stock. Thereafter, any funds which become legally available for the redemption of Class A Convertible Preferred Stock shall immediately be set aside and promptly applied to the redemption of any remaining Class A Convertible Preferred Stock until all remaining Class A Convertible Preferred Stock that have been the subject of a Redemption Election have been redeemed. The aggregate Redemption Price for Class A Convertible Preferred Stock which are not redeemed by the Corporation as required on a Redemption Date shall bear interest from such Redemption Date (or such later date to which the Redemption Date may be postponed pursuant to Section 2(c) hereof) until such Redemption Price has been paid in full at a per annum rate equal to twenty percent (20%) in excess of the Prime Rate (as defined below) as the same may change from time to time hereafter; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law. The term "Prime Rate" means the base rate on corporate loans, posted by at least 75% of the United States' largest banks as published in the Money Rates column of the Wall Street Journal.

                  (e) Redemption Price. The "Redemption Price" payable with respect to each Class A Convertible Preferred Share shall be equal to the greater of (i) the Issue Price Per Share (as adjusted to reflect any share split, combination, reclassification or similar event involving the Class A Convertible Preferred Shares) plus all accrued and unpaid dividends thereon through the date on which such Class A Convertible Preferred Stock is actually redeemed or (ii) the per share fair market value of such Class A Convertible Preferred Stock on the date the Redemption Election or the Holder Redemption Election, as the case may be, is received, by the shareholder or the Corporation, respectively, as determined in accordance with this Section 2(e) by an appraiser mutually acceptable to the Corporation and the holders of the Class A Convertible Preferred Stock. The fees of such appraiser shall be paid by the Corporation. Any appraiser selected pursuant hereto shall be (x) a commercial bank of recognized national standing with an investment banking division, (y) an accounting firm of recognized national standing or (z) an investment banking firm of national recognized standing. If the Corporation and the holders of Class A Convertible Preferred Stock fail to agree, within ten days of receipt of a Redemption Election, on an appraiser, each of the Corporation and the holders of the Class A Convertible Preferred Stock shall select an appraiser within three days after such ten-day period who shall select a third appraiser who shall determine such fair market value within forty-five days after the Redemption Notice, and the determination of such appraiser shall be final and binding upon the Corporation and the holders of Class A Convertible Preferred Stock. The determination of the per share fair market value of the Series A Convertible Preferred Stock by such appraiser will not give effect to (1) the lack of a public market for such shares, (2) the fact that such shares are not registered under the Securities Act of 1933, as amended, or are subject to any other restriction on transfer or (3) the fact that such shares would represent a minority interest in the Corporation. For purposes of this Restated Certificate of Incorporation, "Issue Price Per Share" shall be, with respect to any share of Class A Convertible Preferred Stock, an amount equal to the Conversion Price under the Corporation's 6% Convertible Unsecured Notes due March 15, 1997 (the "Convertible Notes") in effect at the time of issuance of such share of Class A Convertible Preferred Stock, provided that, for the purposes of determining the Redemption Price of the Excess Preferred Shares (as defined in Subsection 4(k)(iii)) for the purposes of Subsection 4(k)(iii), the "Issue Price Per Share" with respect to any Excess Preferred Share shall be an amount equal to the weighted average of the respective Conversion Prices under the Convertible Notes in effect at the respective times of issuance of all shares of Class A Convertible Preferred Stock then outstanding.

                  (f) Redemption Procedures. On a Redemption Date, the holder of the shares of Class A Convertible Preferred Stock being redeemed shall surrender the certificate or certificates representing the shares being redeemed (together with a proper assignment of such certificates to the Corporation in exchange for payment of the applicable Redemption Price for such shares). In the event that the Corporation is unable to pay, legally prevented from paying or fails to pay the Redemption Price for all of the shares of Class A Convertible Preferred Stock required to be redeemed on such Redemption Date, the Corporation shall reissue and deliver to such holder on such Redemption Date a certificate representing the number of shares of Class A Convertible Preferred Stock for which the Redemption Price has not been paid in full. Following any redemption of shares of Class A Convertible Preferred Stock in accordance with this Section 2, the Corporation shall not reissue any shares so redeemed.

                   (g) Notices. For the purposes of this Section 2, all notices shall be in writing and shall be deemed to have been duly given (a) on receipt, if delivered personally, (b) three Business Days after it has been mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) the next Business Day after it has been sent by nationally recognized overnight courier (appropriately marked for overnight delivery); or
(d) upon transmission, if it is sent by telecopy (with request for immediate confirmation of receipt in a manner customary for communications of such type): if to the Corporation, KIWI International Air Lines, Inc., Hemisphere Center, U.S. 1 & 9 South, Newark, N.J. 07114-0006, telecopier: (201) 645-1144, attention
President; and if to the holders of Class A Convertible Preferred Stock, at their last address of record.

         3. Liquidation, etc. In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of Class A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Shares of the Corporation's capital stock, an amount equal to the higher of (i) Issue Price Per Share (as adjusted to reflect any share split, combination, reclassification or similar event involving the Class A Convertible Preferred Stock) plus all accrued and unpaid dividends thereon or (ii) the amount that would be distributable to holders of the Class A Convertible Preferred Stock if such Class A Convertible Preferred Stock had been converted into Class C Common Shares in accordance with Section 4 hereof (such amount, the "Liquidation Preference"). In the event the assets of the Corporation available for distribution to the holders of Class A Convertible Preferred Stock upon any liquidation, dissolution or winding up of the Corporation shall be insufficient to permit payment in full of the Liquidation Preference amounts to which the holders of Class A Convertible Preferred Stock shall be entitled, then the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of Class A Convertible Preferred Stock, in proportion to the total amounts to which the holders of all such Class A Convertible Preferred Stock are entitled upon liquidation, dissolution or winding up. Unless the holders of sixty percent (60%) of the Class A Convertible Preferred Stock consent to a distribution pursuant to this Section 3 in property, all distributions pursuant to this
Section 3 to holders of Class A Convertible Preferred Stock shall be made in cash. Whenever payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by not less than three-fourths of the Directors then serving on the Board of Directors of the Corporation.

         4. Conversion Rights. (a) Optional Conversion. Subject to the terms and conditions of this Section 4 (including, without limitation, Subsection 4(k)(i)), the holder of any Class A Convertible Preferred Stock shall have the right at its option at any time prior to actual payment for redemption, to convert all or any portion of its shares of Class A Convertible Preferred Stock into such number of fully paid and nonassessable Class C Common Shares as is obtained by multiplying the number of shares of Class A Convertible Preferred Stock to be converted by Issue Price Per Share and dividing the result by the Conversion Price which shall initially be equal to the Issue Price Per Share and shall be adjusted as provided in this Section 4, (such conversion price, as last adjusted, being referred to herein as the "Conversion Price").

                  (b)      Automatic Conversion.

                  (i) Subject to Subsection 4(k), all outstanding Class A Convertible Preferred Stock shall be converted automatically into the number of Class C Common Shares into which such Class A Convertible Preferred Stock are then convertible pursuant to this Section 4, without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, at the time of a Qualifying Public Offering.

         (ii) Upon the occurrence of an event triggering the automatic conversion of Class A Convertible Preferred Stock as provided in the preceding subparagraph (i), the Corporation shall promptly give written notice (an "Automatic Conversion Notice") to all holders of Class A Preferred Shares of such event. As soon as practicable after giving such notice, the Corporation shall issue and deliver or cause to be issued and delivered a certificate or certificates for the number of full Class C Common Shares issuable upon such conversion, together with any cash payment to be made in lieu of fractional shares as provided in Subsection 4(h) of this Article Two in exchange for the certificates representing the Class A Convertible Preferred Stock converted pursuant to this Subsection 4(b), together with proper assignments of such certificates.

         (c) Mechanics of Conversion. The rights of conversion under Subsection 4(a) shall be exercised by a holder of Class A Convertible Preferred Stock by surrendering the certificates representing such shares, together with written notice of such holder's election to convert such shares (the "Conversion Notice"), and a proper assignment of such certificates to the Corporation. The Conversion Notice shall state the names and addresses in which and to which the certificates representing the Class C Common Shares issuable upon such conversion shall be issued, delivered or paid, as the case may be. The date upon which the certificates representing the Class A Convertible Preferred Stock to be converted, the Conversion Notice and the proper assignment have all been received by the Corporation is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver or cause to be issued and delivered, as specified in the

Conversion Notice, certificates for the number of full Class C Common Shares issuable upon such conversion together with any cash instead of fractional shares as provided in Subsection 4(h). Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of the converted Class A Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for Class C Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. Following any conversion of shares of Class A Convertible Preferred Stock, in accordance with this Section 4, the Corporation shall not reissue any shares so converted.

         (d)      Adjustment of Conversion Price Upon Issuance of Common Shares.

         (i) Issuance of Common Shares. Except as provided in Subsection 4(d)(vii), if and whenever the Corporation shall issue or sell, or under any of Subsections 4(d)(ii) through 4(d)(vi) is deemed to have issued or sold (any such issue or sale or deemed issue or sale, an "Issuance"), any of its Common Shares for a consideration per share less than the Conversion Price in effect immediately prior to the time of such Issuance, then the Conversion Price in effect immediately prior to such Issuance shall be reduced (effective immediately after such Issuance) as follows:

                  (A) in the case of any such Issuance prior to January 1, 1998, to a price equal to the quotient obtained by dividing (x) the aggregate consideration, if any, received, or deemed under any of Subsections 4(d)(ii) through 4(d)(vi) hereof to have been received, by the Corporation upon such Issuance by (y) the number of Common Shares issued, or under any of Subsections 4(d)(i) through 4(d)(vi) deemed to have been issued, in such Issuance; and

                  (B) in the case of any such Issuance on or after January 1, 1998, to a price equal to the Conversion Price in effect immediately prior to such reduction multiplied by a fraction (not to exceed one) (1) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such Issuance plus (y) the aggregate consideration, if any, received, or deemed under any of Subsections 4(d)(ii) through 4(d)(vi) to have been received, by the Corporation upon such Issuance divided by the Conversion Price in effect immediately prior to such Issuance and
(2) the denominator of which is the sum of (x) the number of shares of Common Stock outstanding immediately prior to such Issuance plus (y) the number of shares of Common Stock issued, or under any of Subsections 4(d)(ii) through 4(d)(vi) deemed to have been issued, in such Issuance.

         (ii) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or securities convertible into or exchangeable for Common Shares (such rights or options being hereinafter referred to as "Options" and such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which a Common Share is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing
(A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the full exercise of such Options or upon the full conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding; provided, that if such Option expires or terminates unexercised, the Conversion Price shall be adjusted to reflect that the Common Shares previously issuable upon exercise of such Option or upon the conversion or exchange of such

Convertible Securities previously issuable upon the exercise of such Option are no longer deemed to have been issued. Except as otherwise provided in Subsection 4(d)(iv), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 4(d)(ii) upon the issuance of such Options.

         (iii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Share is issuable upon such conversion or exchange (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
(B) the maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Subsection 4(d)(iv), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 4(d)(iii) upon the issuance of such Convertible Securities, (b) if any such issuance or sale of such Convertible Securities is made upon the exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Subsection 4(d), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale, and (c) if the right to exchange or convert such Convertible Securities expires without such Convertible Securities being exchanged or converted, the Conversion Price shall be adjusted to reflect that the Common Shares previously issuable upon conversion or exchange of such Convertible Securities are no longer deemed to have been issued.

         (iv) Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in Subsection 4(d)(ii), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsections 4(d)(ii) or 4(d)(iii), or the rate at which any Convertible Securities referred to in Subsection 4(d)(ii) or 4(d)(iii) are convertible into or exchangeable for Common Shares, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such purchase price, additional consideration or conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold. If the purchase price provided for in any such Option referred to in Subsection 4(d)(ii) or the rate at which any Convertible Securities referred to in Subsection 4(d)(ii) or 4(d)(iii) are convertible into or exchangeable for Common Shares shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Shares upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Shares and had adjustments been made upon the issuance of the Common Shares delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

         (v) Consideration. In case any Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. Unless the holders of sixty percent (60%) of the Class A Convertible Preferred Stock consent, at no time shall Common Shares, Options or Convertible Securities be issued or sold, in whole or in part, prior to the occurrence of a Qualifying Public Offering, for a consideration other than cash, except for Common Shares, Options, Convertible Securities and other securities sold, granted or issued (as the case may be) (i) under the Employee Stock Plans (as defined in Subsection 4(d)(vii)), provided, however, that shares issued or issuable pursuant to grants made thereunder must be for consideration in the form of cash and/or recourse promissory note(s), (ii) in connection with the Offerings (as defined below) and/or (iii) not exceeding an additional 91,587 shares (and like number of warrants) under the 1994 Offering (as defined below). In case any Common Shares, Options or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by a majority of the Directors on the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. For purposes of this Restated Certificate of Incorporation, the term "1994 Offering" shall mean the 1994 unregistered offerings of certain shares of Class A Common Stock and Class C Common Stock and a like number of warrants and certain debt securities of KIWI (which offerings were designed to comply with the exemption from registration with the SEC under Regulation D promulgated under the Securities Act) and the term "Offerings" shall mean (x) offerings to (A) the holders of approximately $1,260,000 of the Corporation's 8% 3-Year Capital Notes pursuant to the Exchange Offer Memorandum dated as of March 15, 1996, (B) holders of the Corporation's stock purchase warrants to reduce the warrant exercise price to $1.00 per share, (C) employees of approximately 2,699,200 shares of Class A Common Stock for approximately $4,175,000 in cash proceeds, the principal amount of promissory notes received and the amount of liabilities offset by the Corporation in exchange for shares offered and sold under the Offerings and (y) shares of the Corporation's Common Stock issuable upon the conversion of the Corporation's 10% Convertible Unsecured Notes due October 15, 1996.

         (vi) Treasury Shares. The disposition of Common Shares owned or held by or for the account of the Corporation (other than as a result of a cancellation of treasury shares) shall be considered an issue or sale of Common Shares for the purpose of this Subsection 4(d).

         (vii) When Adjustment is not Required. Notwithstanding any provision herein to the contrary, no adjustment shall be made in the Conversion Price as a result of (A) the issuance of Common Shares upon conversion of any Class A Convertible Preferred Stock or any Convertible Notes or the issuance of Preferred Stock upon conversion of any Convertible Notes; (B) the issuance of up to 91,587 shares and like number of warrants issued pursuant to the 1994
Offering; (C) the offer or issuance of securities of the Corporation in connection with the Offerings (including, without limitation, any securities issued in connection with the Offerings under the Employee Stock Plans, as defined below); (D) the issuance of shares of Class C Common Stock upon conversion of Class A Common Stock into Class C Common Stock; (E) shares (or Options to acquire shares) sold, granted or issued (as the case may be) under the Corporation's 1996 incentive stock option plan ("ISOP") or the Corporation's 1996 employee stock purchase plan registered under the Securities Act on Form S-8 (the "SPP", and together with the ISOP, the "Employee Stock Plans"); and/or
(F) the issuance of any Additional Securities (as such term is defined in the Note Purchase Agreement) including, without limitation, the issuance of up to $10,000,000 aggregate principal amount of Convertible Notes (inclusive of all Convertible Notes previously issued) and such additional Convertible Notes as may be issued pursuant to Subsection 4(k).

         (e) Subdivision or Combination of Stock. In case the Corporation shall at any time split or subdivide its outstanding Common Shares into a greater number of shares, the Conversion Price for the Class A Convertible Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding Common Shares of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (f) Reorganization, Reclassification, Consolidation or Merger. In the event of any capital reorganization or reclassification of the outstanding capital stock of the Corporation, or any consolidation of the Corporation with, or merger of the Corporation with or into, another Corporation or entity, or the sale, exchange, assignment, lease, transfer or other disposition of all or substantially all of the assets of the Corporation, where, in connection with such event, the holders of Common Shares will be entitled to receive stock, securities, cash or other property with respect to or in exchange for such Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale of assets, lawful and adequate provision (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Class A Convertible Preferred Stock) shall be made whereby each holder of Class A Convertible Preferred Stock shall thereafter have the right to receive, at such holder's option, (A) such shares of stock, securities, cash or other property as may be issuable or payable with respect to or in exchange for the number of Common Shares immediately theretofore so receivable by such holder (taking into account the anti-dilution adjustments hereof, including an immediate adjustment, by reason of such consolidation or merger, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger) or (B) the Liquidation Preference to which such holder of Class A Convertible Preferred Stock would be entitled in accordance with Section 3 hereof. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Shares of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding Common Shares of the corporation. The Corporation shall not effect any consolidation or merger contemplated by this Subsection 4(f) unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger shall assume by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the outstanding Class A Convertible Preferred Stock), executed and mailed by first class mail, postage prepaid, to each holder of Class A Convertible Preferred Stock at the last address of such holder as shown by the records of the Corporation, the obligation to deliver to such holders such shares of stock, securities, cash or other property as, in accordance with the foregoing provisions, such holder may be entitled to receive.

         (g) Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case, the Corporation shall deliver a written certificate, by first class mail, postage prepaid, addressed to each holder of Class A Convertible Preferred Stock at the last address of such holder shown by the records of the Corporation, which certificate shall be signed by the President, Chief Executive Officer or Chief Financial Officer of the Corporation specifying the Conversion Price resulting from such adjustment and details of the calculation and the facts upon which the calculation is based.

         (h) Fractional Shares. No fractional shares of Class C Common Stock or scrip representing fractional shares shall be issued upon conversion of any of the Class A Convertible Preferred Stock. Instead, the Corporation shall pay cash in an amount equal to the fair market value of such fractional share at the time of such conversion, as determined in good faith by a majority of the Directors of the Board of Directors of the Corporation.

         (i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of effecting the conversion of the Class A Convertible Preferred Stock, such number of shares of its Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Class C Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Convertible Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Class C Common Stock to such number of shares as shall be sufficient for such purpose.

         (j) Costs of Conversion. The Corporation shall pay all documentary, stamp or other similar taxes attributable to the issuance or delivery of Common Shares (or other shares or other securities) of the Corporation upon conversion of any of the Class A Convertible Preferred Stock. However, the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Class A Convertible Preferred Stock in respect of which such shares are being issued.

         (k)      Foreign Ownership Restrictions.

         (i) Optional Conversions. If the holder of any shares of Class A Convertible Preferred Stock shall have elected to convert all or any portion of such shares pursuant to Subsection 4(a) and the issuance of any of the shares of Class C Common Stock issuable upon such conversion would result in a breach of any Foreign Ownership Restriction (as defined in the Note Purchase Agreement) existing at the time of such issuance (the incremental shares of Class C Common Stock resulting in such breach, "Excess Conversion Shares"), such holder will not be entitled to convert into shares of Class C Common Stock so many of such holder's shares of Class A Convertible Preferred Stock (the "Excess Preferred Shares") as would result in the issuance of Excess Conversion Shares and the Corporation will not give effect to such conversion and will give such holder notice thereof setting forth the number of Excess Preferred Shares and the basis for the determination that such shares constitute Excess Preferred Shares.

         (ii) Automatic Conversion. If an event triggering the automatic conversion of the outstanding shares of Class A Convertible Preferred Stock as provided in Subsection 4(b)(i) shall have occurred and the issuance of any of the shares of Class C Common Stock issuable upon such conversion would result in a breach of any Foreign Ownership Restriction existing at the time of such issuance, the aggregate Excess Preferred Shares will not be converted pursuant to Subsection 4(b)(i) and will remain outstanding with all of the relative rights, preferences and limitations set forth herein, but only until such time (and each time from time to time) as any or all of such Excess Preferred Shares ("Shares Newly Eligible for Conversion") may be converted into Class C Common Stock without resulting in a breach of any Foreign Ownership Restriction, at which time (and each time from time to time) all such Shares Newly Eligible for Conversion shall convert to Class C Common Stock in accordance with the provisions of Subsection 4(b)(i). For the purposes of this Subsection 4(k)(ii) each holder of shares of Class A Convertible Preferred Stock then outstanding will be deemed to hold that number of such aggregate Excess Preferred Shares that is equal to the product obtained by multiplying (A) the number of such aggregate Excess Preferred Shares by (B) the quotient (such holder's "Pro Rata Share") obtained by dividing (x) the number of shares of Class A Convertible Preferred Stock held by such holder by (y) the total number of shares of Class A Convertible Preferred Stock then outstanding. The Corporation shall set forth in the Automatic Conversion Notice the number of aggregate Excess Conversion
Shares, the basis for the determination that such shares constitute Excess Preferred Shares and such holder's Pro Rata Share thereof.

         (iii)  Mandatory Conversion.

                  (A) If an event triggering an adjustment of the Conversion Price as provided in this Subsection 4 shall have occurred and giving effect to such adjustment would result in a breach of any Foreign Ownership Restriction existing at the time of such adjustment, such adjustment shall nevertheless be made as provided in this Subsection 4 and the Corporation shall convert into Convertible Notes the number of shares of Class A Convertible Preferred Stock that would constitute Excess Preferred Shares (and such shares will constitute "Excess Preferred Shares" for the purposes of this Subsection 4(k)(iii)) if all shares of Class A Convertible Preferred Stock then outstanding were converted into shares of a nonvoting class of common stock of the Corporation. The aggregate principal amount of Convertible Notes into which such aggregate Excess Preferred Shares will be converted will be an amount equal to the product obtained by multiplying (x) the number of such aggregate Excess Preferred Shares by (y) the Redemption Price thereof. For the purposes of this Subsection
4(k)(iii) each holder of shares of Class A Convertible Preferred Stock then outstanding will be deemed to hold its Pro Rata Share of such aggregate Excess Preferred Shares.

                  (B) Upon the occurrence of any event causing a required conversion of Class A Preferred Stock as provided in the preceding subparagraph
(A), (x) such conversion shall be deemed to have occurred as of the date of such event, (y) the Corporation will promptly give written notice to all holders of Class A Preferred Stock of such event setting forth the number of aggregate Excess Conversion Shares, the basis for the determination that such shares constitute Excess Preferred Shares and such holder's Pro Rata Share thereof and
(z) as soon as practicable after giving such notice and the determination of the Redemption Price of such Excess Preferred Shares, the Corporation shall issue and deliver or cause to be issued and delivered to each holder of such Excess Preferred Shares a Convertible Note or Convertible Notes in the aggregate principal amount of such holder's Pro Rata Share of the aggregate principal amount of Convertible Notes to be issued upon conversion of all such Excess Preferred Shares, dated the date of such event requiring such conversion and registered in the name of such holder, in exchange for the certificates representing such holder's Excess Preferred Shares, together with proper assignments of such certificates.

         5.       Voting Rights.

         In addition to the voting rights expressly provided in Section 6 of this Article Fourth and as otherwise provided by law, for so long as any shares of Class A Convertible Preferred Stock remain issued and outstanding, each holder of Class A Convertible Preferred Stock shall be entitled to vote on (subject to the following sentence) all matters submitted to a vote of the holders of Common Shares and shall be entitled to that number of votes equal to the lesser of (a) the largest number of whole shares of Class C Common Stock (such holder's "As-Converted Votes") into which such holder's Class A Convertible Preferred Stock could be converted pursuant to the provisions of
Section 4 of this Article Fourth on the record date for the determination of shareholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of shareholders is first executed and (b) such holder's Pro Rata Share of the Aggregate Preferred Votes (as defined in the following sentence). When voting together with the holders of Common Stock as a single class, the holders of Class A Preferred Stock shall be entitled in the aggregate in respect of the shares of Class A Preferred Stock they hold to no more than that number of votes (the "Aggregate Preferred Votes") equal to the lesser of (i) the aggregate As-Converted Votes of all such holders and (ii) such aggregate As-Converted Votes reduced by that number of votes which if such holders were then entitled to vote would result in a breach of any Foreign Ownership Restriction then in effect at the time of such vote. Notwithstanding the foregoing, or anything herein to the contrary, the rights of the Class A Convertible Preferred Stock to vote and elect directors on the Board of Directors of the Corporation shall be limited to the express provisions of Article SIXTH of this Restated Certificate of Incorporation. Except as otherwise expressly provided herein and as otherwise required by law, the holders of Class A Convertible Preferred Stock and Common Shares shall vote together as a single class on all matters to which such holders are entitled to vote.

         6.   Restrictions  and  Limitations   Requiring   Holders  of  Class  A
Convertible Preferred Stock to Vote as a Class.

         So long as any Class A Convertible Preferred Stock remains outstanding, the Corporation must obtain the vote or written consent of at least sixty percent (60%) of the holders of the then outstanding Class A Convertible Preferred Stock (in addition to any other vote required by law) in order to:

         (i) authorize the issuance or sale of any senior or, except for a Qualified Transaction (as such term is defined in the Note Purchase Agreement) which does not include Class A Convertible Preferred Stock, of any pari passu equity securities, or any rights, options or warrants to acquire any such securities or any security convertible into such senior or pari passu equity securities, including without limitation, debt instruments convertible into such senior or pari passu equity;

         (ii) contract or incur any additional debt (other than a Qualified Transaction which does not include Class A Convertible Preferred Stock or refinancing of debt outstanding on the date hereof on terms substantially the same or more favorable to the Corporation than existing terms) on or after the date hereof for money borrowed in excess of an aggregate $1,000,000 (and any refinancing of such amount) prior to the termination of the Voting Trust Agreement, dated October 1, 1992 (the "Shareholders Agreement"), by and between the Voting Trustee and all Shareholders of the Class A and any previously authorized Class B Common Stock of the Corporation, at a time when the pro forma "Earnings Before Fixed Charges and Taxes" to "Fixed Charge" ratio is less than
1.25 based on the Corporation's annualized performance over the preceding six months;

         (iii) alter, modify, amend or adversely affect any term of the Class A Convertible Preferred Stock as specified in this Restated Certificate of Incorporation;

         (iv) engage in any merger or consolidation or voluntary reorganization, restructuring, recapitalization, winding up, dissolution or liquidation or any sale lease, assignment or other disposition of all or substantially all of the assets of the Corporation; and

         (v) otherwise alter, modify or amend this Restated Certificate of Incorporation or the By-Laws of the Corporation as in effect on the date hereof in any way that adversely affects any term, right or preference of the Series A Convertible Preferred Stock.

         For the purposes of this Section 6(a) the following terms shall have the following meanings:

         "Earnings Before Fixed Charges and Taxes" shall mean, with reference to any period, the sum of the following for such period, all as determined in accordance with generally accepted accounting principles ("GAAP"): (A) the consolidated net earnings of the Corporation and its Subsidiaries, if any, excluding: (i) extraordinary gains, (ii) any equity interest of the Corporation in the unremitted earnings of any corporation not a Subsidiary and (iii) any gain on the sale, exchange or other disposition of assets plus (B) provisions for federal, state and local income taxes plus (C) Fixed Charges.

         "Fixed Charges" shall mean, with reference to any period, the sum of the following for such period, all as determined in accordance with GAAP: (A) all amounts which would be deducted in computing the consolidated net income of the Corporation and its Subsidiaries, if any, on account of interest on obligations for borrowed money, Capital Lease obligations and guarantees of the foregoing, including imputed interest in respect of Capital Lease obligations, amortization of debt discounts and expenses, fees and commissions for letters of credit and bankers' acceptance financing and the net interest costs of interest rate swaps and hedges plus (B) all payments by the Corporation and its Subsidiaries, if any, pursuant to any lease of real or personal property (other than Capital Lease obligations) minus the amount of any fixed rents paid to the Corporation or any Subsidiary under noncancellable subleases of one year or greater on the properties subject to such leases.

         "Capital Leases" shall mean any lease of property which in accordance with GAAP should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

         "Subsidiary" shall mean any corporation of which the Corporation at the time owns, directly or indirectly, more than 50% of the Voting Stock which has the power to elect a majority of the board of directors.

         7. Preemptive Rights. (a) Subject to the provisions of this Section 7, each holder of Class A Convertible Preferred Stock shall, prior to the occurrence of a Qualifying Public Offering, have the preemptive right to purchase its pro rata share of any preferred or common securities offered by the Corporation in a private unregistered transaction at a price or prices not less favorable to the holders of such Class A Convertible Preferred Stock than the price at which such shares or other securities are offered for sale to others.

         (b) Notwithstanding anything to the contrary in the foregoing Section 7(a), no holder of Class A Convertible Preferred Stock shall have any preemptive right to purchase any shares (or Options to acquire shares) issued or issuable pursuant to offers, grants or sales made under the Employee Stock Plans; but only to the extent that each of the following is met:

         (i) In any fiscal year, the number of shares of common stock issuable pursuant to grants made in such year under the Employee Stock Plans (other than shares issued pursuant to the Offerings) at a consideration per share less than the fair market value of a share of common stock at the time of such grants shall not exceed in the aggregate (A) in the case of fiscal year 1996, 2% of the then outstanding shares of common and preferred stock and (B) in the case of each fiscal year thereafter, 1% of the then outstanding shares of common and preferred stock. For grants made in fiscal year 1996, the determinations of fair market value and outstanding shares shall be made after giving effect to the Offerings and the purchase of Class A Convertible Preferred Stock contemplated hereby.

         (ii) At no time shall the number of shares of common stock issued and issuable pursuant to grants made under the ISOP exceed in the aggregate 10% of the then outstanding shares of Common and Preferred Stock.

         (iii) The total number of shares issued and issuable pursuant to grants made under the SPP (other than shares issued pursuant to the Offerings) will not exceed 1,000,000.

         (c) Notwithstanding anything to the contrary in the foregoing Section 7(a), no holder of Class A Convertible Preferred Stock shall have any preemptive right or other right to purchase any Common Shares or other securities as a result of (A) the issuance of Common Shares upon conversion of any Class A Convertible Preferred Stock or any Convertible Notes or the issuance of Preferred Stock upon conversion of any Convertible Notes; (B) the issuance of up to 91,587 shares and like number of warrants issued pursuant to the 1994
Offering; (C) the offer or issuance of securities of the Corporation in connection with the Offerings; (D) the issuance of shares of Class C Common Stock upon conversion of Class A Common Stock into Class C Common Stock; and/or
(E) the issuance of any Additional Securities (as such term is defined in the Note Purchase Agreement) including, without limitation, the issuance of up to $10,000,000 aggregate principal amount of Convertible Notes (inclusive of all Convertible Notes previously issued) and such additional Convertible Notes as may be issued pursuant to Subsection 4(k).

         FIFTH: The number of directors constituting the present Board of Directors is fifteen (15), and the names and addresses of the current directors are as follows:

CAPT. JOHN P. ANDERSON                     CAPT. JAMES B. ROBBINS
16 Diann Drive                             1488 Gilbert Road
Montville, NJ 07045                        Kennesaw, GA 30152
CAPT. FRED L. BARBER                       DUMITRU CUCU, Romaero SA
4324 Autumn Hill Drive                     BLVD Ficusului, NO 44, Sector 1
Stone Mountain, GA 30083                   Bucharest, Romania 71544
CAPT. JACK E. GRAY II                      ALAN HALPERT
804 Oakdale Road, N.E.                     19 Fordham Road
Atlanta, GA 30307-1200                     Livingston, NJ 07039
CAPT. DON GRISHAM                          BERNARD MANN
3972 Estepona Avenue                       1145 Buckingham Road
Miami, FL 33178                            Fort Lee, NJ 07024
CECELIA HALLMAN                            RUSSELL THAYER
334 S. Route 100                           171 Hulfish Street
Breingsville, PA 18031                     Princeton, NJ 08542-3709
CAPT. JAMES B. HAWKS                       NORTON WALTUCH
210 Highridge Court                        180 South Woodland Street
Roswell, GA 30076                          Englewood, NJ 07631
JOHN G. MURPHY                             JOSEPH J. FINN-EGAN
35 Earle Avenue                            c/o Recovery Equity Investors
Rockville Centre, NY 11570                  II, L.P.
                                           901 Mariner's Island Blvd.
                                           Suite 465
                                           San Mateo, CA  94404-1592
JEFFREY A. LIPKIN
c/o Recovery Equity Investors
   II, L.P.
901 Mariner's Island Blvd.
Suite 465
San Mateo, CA  94404-1592

         SIXTH: (a) From the date of effectiveness of this Restated Certificate of Incorporation until the earlier of (i) January 1, 1998 or (ii) a Qualifying Public Offering, the Board of Directors shall consist of not less than fourteen
(14) nor more than nineteen (19) directors and the exact number shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Type Class A, Type Class C and Type Preferred Class. Only shareholders owning Class A Common Stock voting as a class (or the trustees under the Shareholders Agreement) may vote to elect a Type Class A director; only shareholders owning Class C Common Stock voting as a class may vote to elect a Type Class C director; and only shareholders owning Convertible Preferred Stock voting as a class may vote to elect a Type Preferred Class director. Through and until January 1, 1998, a majority of the Board shall be comprised of Type Class A directors. Upon the issuance of Class A Convertible Preferred Stock, the Board of Directors shall appoint to the Board two (2) directors who shall be selected by the holders of not less than a majority of the issued and outstanding shares of Class A Convertible Preferred Stock, and the term of such two (2) directors shall continue to, and expire at, the Corporation's 1997 annual shareholders' meeting (the "1997 Shareholder Meeting"). Unless removed by a majority of the Class A Directors serving on the Board, the terms for the three Class A directors elected to the Board of Directors as then designated Class I directors prior to the effective date of this Restated Certificate of Incorporation, shall continue without interruption or termination until their expiration at the Corporation's 1998 annual shareholders' meeting (the "1998 Shareholder Meeting"). If any such Class A director's seats should become vacant prior to the 1998 Shareholder Meeting, such vacancies shall be filed by the vote of the remaining Type Class A directors on the Board and the term of such director filling such vacancies shall continue until the 1998 Shareholder Meeting (without the need for re-election or confirmation at any earlier shareholders' meeting). However, prior to January 1, 1998, the majority of Class A directors serving on the Board of Directors may vote to remove any Class A director with or without cause.

         (b) Effective as of the 1997 Shareholder Meeting (which shall occur on or before June 30, 1997), unless there shall have occurred a Qualifying Public Offering, members of the Board of Directors (including, without limitation, those members elected at such 1997 Shareholder Meeting) will consist of at least eight (8) Type Class A directors, five (5) (but no more than five) Type Class C directors and two (2) (but no more than two) Type Preferred Class directors. Of the Type Class A directors elected at the 1997 Shareholder Meeting, at least five (5) such Type Class A directors shall have terms expiring effective January 1, 1998. Of the Type Class C directors elected at the 1997 Shareholder Meeting, at least two (2) such Type Class C directors shall have terms expiring effective January 1, 1998, not more than three Type Class C directors on the entire Board shall have terms expiring after January 1, 1998 and no such Type Class C directors shall have terms expiring after the 1998 Shareholder Meeting. The two Type Preferred Class directors elected at the 1997 Shareholder Meeting shall have terms expiring effective as of the date of the 1998 Shareholder Meeting.

         (c) On and after January 1, 1998, (i) unless otherwise determined by a vote of not less than three-fourths of the directors on the Board of Directors, the Board of Directors shall consist of either nine (9), twelve (12) or fifteen
(15) directors and the exact number shall be determined from time to time by resolution adopted by affirmative vote of the majority of the entire Board of Directors, (ii) the holders of Common Stock (which as of January 1, 1998 shall consist solely of Class C Common pursuant to Article Fourth above) shall be entitled to vote as a class to elect the number of directors which is at least, but not more than, two thirds of the total number of directors on the Board of Directors (such Board members elected from time to time by the holders of Common Stock are designated herein as the "Common Directors"), and (iii) for so long as not more than fifty percent (50%) of the Class A Convertible Preferred Stock issued by the Corporation has been converted to Common Stock, the holders of Class A Convertible Preferred Stock shall be entitled to vote as a class, requiring the vote or written consent of at least fifty-one percent (51%) of such holders, in order to elect the number of directors which is at least, but not more than, one-third of the total number of directors on the Board of Directors (such Board members elected from time to time by the holders of Class A Convertible Preferred Stock are described herein as the "Preferred Directors"). Effective as of the 1998 Shareholder Meeting, the Common Directors and the Preferred Directors together shall be divided into three classes, designated Term Class I, Term Class II, and Term Class III. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors and shall consist, as nearly as possible, of directors two-thirds of which are Common Directors and one-third of which are Preferred Directors. The 1998 Shareholder Meeting shall occur on or before June 30, 1998. On or before January 1, 1998, the Board of Directors shall appoint to the Board such additional Type Preferred Class directors (if any) as may be necessary for the Corporation to be in compliance with clause (iii) above in this paragraph, and all such additional directors shall be appointed by the Type Preferred Class directors then serving on the Board of Directors.

         (d) At the 1998 Shareholder Meeting, Term Class I directors shall be elected for a one-year term, Term Class II directors for a two-year term and Term Class III directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 1999, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the Term Classes (i.e. I, II and III) so as to maintain the number of directors in such Class as nearly proportionate as possible, but in no event shall the size of the Board be decreased to less than nine (9) directors.

         (e) Unless otherwise provided herein, a director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A director may only be removed for cause by a majority vote of the votes cast by the holders of the class of stock entitled to vote for the election of such director. Any director of any Type Class (i.e. Class A, Class C or Preferred Class) elected to fill a vacancy on the Board resulting from the death, resignation, retirement, disqualification or removal of any director prior to the expiration of his or her term shall be appointed by those directors on the Board of Directors who are members of the same Type Class (i.e. Class A, Class C or Preferred Class) to which such former director creating the vacancy was a member. Any director elected to fill any such vacancy shall hold office for a term that shall coincide with the remaining term (i.e. Class I, II or III term) of the former director whose position he or she has filled. If the number of directors is changed prior to January 1, 1988, any increase or decrease shall be apportioned among the Classes (A, C and Preferred) so as to maintain the proportional balance among each Type Class as nearly as possible to that authorized and required as of the date of such change. Any such additional director elected to fill a vacancy resulting from such increase in the size of the Board of Directors shall hold office until the next annual meeting of the Corporation's shareholders, but in the case of any such increase occurring after the 1997 Shareholder Meeting but before January 1, 1998, such additional director shall hold office until January 1, 1998.

         SEVENTH: To the extent permitted by New Jersey law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except that this Article shall not relieve a director or officer from liability for any breach of duty based on an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt of such person of an improper personal benefit. For purposes of the foregoing sentence, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

         EIGHTH: The Corporation shall indemnify each person who is or was a director, officer, employee or agent of the Corporation or of any constituent entity absorbed into the Corporation by consolidation or merger and any person who is or was a director, officer, trustee, employee or agent or any other enterprise service at the request of the Corporation or of such constituent entity against all liabilities and expenses incurred in any proceeding, whether or not a proceeding by or in the right of the Corporation, except that no indemnification shall be made to or on behalf of any such person if a judgment or other final adjudication adverse to that person establishes that his or her acts or omissions (a) were in breach of her or her duty of loyalty to the Corporation, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by such person of an improper personal benefit. For purposes of the foregoing sentence, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

         NINTH: Pursuant to Subsection 14A:9-5(6) of the New Jersey Business Corporation Act, this Restated Certificate of Incorporation shall become effective on the date of filing of this Restated Certificate of Incorporation in the office of the Secretary of State.

         IN  WITNESS   WHEREOF,   the   undersigned  has  signed  this  Restated
Certificate of Incorporation on this __ day of September, 1996.


                                    KIWI INTERNATIONAL AIR LINES, INC.



                                    By:
                                         John G. Murphy, President